Exhibit 99.1

CION CION Investment Corporation Q2 2020 Commentary June 30, 2020 FUND OVERVIEW CION Investment Corporation (“CIC”) is a non-traded business development company, or BDC, that focuses on middle market loans. CIC seeks to generate current income, and to a lesser extent, capital appreciation. CIC’s portfolio is managed by its adviser – CION Investment Management, LLC, a CION Investments company.GET INVESTMENTS CIC currently invests primarily in: Senior secured debt Private and thinly-traded U.S. middle market companies PORTFOLIO CHARACTERISTICS INVESTMENT COMPOSITION(1)First Lien Senior Secured Debt 80.4% Second Lien Senior Secured Debt 12.5% Equity 6.0% Collateralized Securities & Structured Products – Equity 0.8% Unsecured Debt 0.3% FLOATING/FIXED RATE BREAKDOWN Floating Rate Investments 90.3% Fixed Rate Investments 5.5% Non - Income Producing 2.2% Other Income Producing Investments 2.0% MARKET OVERVIEW

In Q2 2020, financial markets were surprisingly strong given Q1’s virus-related economic and financial devastation. During the second quarter, financial assets recovered nearly as quickly as they declined, even as the underlying economy stagnated with some lockdowns remaining in place. The Federal Reserve flooded financial markets with liquidity, driving US stocks to their best quarterly performance since 2000, despite the expectation that earnings will decline 20% for the year2. Credit markets also rebounded from a dreary first quarter. Investment grade bonds shot up and lower rated securities recovered much of Q1’s losses. Even with price recovery, loan and high yield bond default rates spiked, albeit a lot less than many feared. Lenders and PE firms were able to work with borrowers to cushion the rapid deterioration in revenue and EBITDA that borrowers experienced in the wake of COVID-19. We believe that we are now in the calm eye of the storm and past Q1’s chaos. Q2’s asset price recovery suggests a rapid global economic recovery and confidence in the Federal Reserve’s ability to support asset prices. As the eye of the storm passes, investors are expected to be waiting with bated breath to see what the other side of the storm will bring. Markets have focused on the presidential election, additional waves of COVID-19, and the possibility of a vaccine as the factors driving the market in the second half of 2020. A resurgence in COVID-19 cases or delays with a vaccine could turn market sentiment negative, create further volatility, and spur further market intervention by the Fed. FUND UPDATE AND OUTLOOK CIC maintained its defensive, senior secured investment focus throughout the second quarter. CIC continued its rotation strategy into higher yielding, proprietary, first-lien middle-market loans by redeploying the proceeds from the repayment and sale of syndicated loans that typically have greater mark-to-market volatility. Our goal has been to increase CIC’s first lien investment focus as we continue to believe that CIC will not be adequately compensated for reaching deeper into the capital structure for yield. We continue to adhere to CIC’s defensive and disciplined approach to credit and believe that CIC continues to outperform its peers on a fundamental credit basis. FOR EXISTING INVESTORS ONLY

During the second quarter of 2020, CIC invested approximately $26 million in new investments, sold approximately $17 million and received approximately $58 million in repayments, resulting in a net investment decrease of $49 million. As of 6/30/20, investments on non-accrual status represented 3.0% of CIC’s investment portfolio on a fair value basis. CIC was underweight industry sectors that have been most directly affected by COVID-19, including non-food retailers, oil & gas, automotive and hotel, gaming and leisure. As of 6/30/20, these industry sectors represented approximately 5.3% of CIC’s portfolio. Over 90% of CIC’s portfolio is sponsored by PE firms and multi-disciplinary institutional platforms. With respect to CIC’s larger sponsored portfolio companies in industries that have been directly impacted by COVID-19, the respective PE sponsors have been constructive and have injected substantial capital to support such companies’ businesses. We are working closely with CIC’s portfolio companies and co-lenders to monitor and estimate the potential capital need for those companies most affected by COVID-19. We continue to closely monitor these potential needs and actively manage CIC’s cash resources to support its portfolio companies where the incremental investment opportunities are attractive for CIC’s shareholders. We believe CIC is well-positioned to capitalize on the attractive investment opportunities in first lien loans that we believe will emerge from the current tumultuous market environment. 1. Information is based on the relative fair value of the underlying portfolio holdings. 2. Fed stimulus, reopening hopes spur rebound, Fidelity Viewpoints, published July 15, 2020 Percentages represent approximate figures. Data excludes short term investments, which represent an investment in a fund that invests in highly liquid investments with average original maturity dates of three months or less. This is neither an offer to sell nor a solicitation of an offer to purchase any securities. CIC’s offering period ended and is no longer open to new investors. This fund commentary summarizes some of the features and transactions of CIC as of the date indicated above (unless otherwise indicated). There is no assurance that additional similar transactions will be available to CIC or that CIC’s investment portfolio composition going forward will be as described herein. Any past performance or actions are not indicative of future results or behaviors. Any other commentary provided is the sole opinion of the author and should not be considered a recommendation. Forward-Looking Statements Certain information in this commentary contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations. Summary Information The information in this commentary is summary information only and should be read in conjunction with CIC’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, which CIC filed with the Securities and Exchange Commission (“SEC”) on August 13, 2020, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov. FOR EXISTING INVESTORS ONLY